Exhibit 3.51

CERTIFICATE OF FORMATION

OF

LIMITED LIABILITY COMPANY

FIRST: The name of the limited liability company is PSW PROPERTIES LLC.

SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of its Registered Agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of PSW PROPERTIES LLC 23rd day of March 2006.

By:	/s/ Onaope O. Adepoju
Onaope O. Adepoju Authorized Person